Exhibit (h)(5)(c)

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, is hereby made as of February 28, 2021, between MainStay Funds Trust (the "Trust"), on behalf of MainStay U.S. Government Liquidity Fund, a series of the Trust (the "Fund"), and New York Life Investment Management LLC (the "Manager") ("Agreement").

WHEREAS, the Manager has been appointed the manager of the Fund pursuant to an Agreement between the Trust, on behalf of the Fund, and the Manager; and

WHEREAS, the Trust and the Manager desire to enter into the arrangements described herein relating to certain expenses of the Fund;

NOW, THEREFORE, the Trust and the Manager hereby agree as follows:

1. The Manager hereby agrees to waive fees and/or reimburse Fund expenses so that Total Annual Fund Operating Expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and acquired (underlying) fund fees and expenses) for Class I shares do not exceed 0.15% of its average daily net assets through February 28, 2022, except as provided below.

2. The waivers and/or reimbursements described in Section 1 above are not subject to recoupment by the Manager.

3. The Manager understand and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statement for the Trust on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund's expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4. This agreement shall renew automatically for one-year terms unless the Manager provides written notice of termination prior to the start of the next term or upon approval of the Board of Trustees of the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MAINSTAY FUNDS TRUST

By:	/s/ Jack R. Benintende
Name:	Jack R. Benintende
Title:	Treasurer and Principal Financial and
Accounting Officer

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Kirk C. Lehneis
Name:	Kirk C. Lehneis
Title:	Senior Managing Director and Chief Operating Officer